UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

GRAHAM PACKAGING COMPANY INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34621	52-2076126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On September 8, 2011, Graham Packaging Company Inc. (the “Company”) completed its merger (the “Merger”) with Bucephalas Acquisition Corp. (“Sub”), an indirect wholly owned subsidiary of Reynolds Group Holdings Limited (“Reynolds”), pursuant to the Agreement and Plan of Merger, dated as of June 17, 2011, as subsequently amended, (the “Merger Agreement”), among the Company, Reynolds and Sub. Pursuant to the terms of the Merger Agreement, each outstanding share of common stock, par value $0.01 per share, of the Company (other than any shares held by the Company, Reynolds or their subsidiaries) was canceled and automatically converted into the right to receive $25.50 in cash, without interest and less any applicable withholding tax. As a result of the Merger, the Company is now an indirect wholly owned subsidiary of Reynolds.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on September 8, 2011 that each share of Common Stock (other than any shares held by the Company, Reynolds or their subsidiaries) was canceled and automatically converted into the right to receive $25.50 in cash, without interest and less any applicable withholding taxes, and requested that the NYSE file with the SEC an application on Form 25 to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Trading of the Common Stock on the NYSE was suspended prior to market open on September 9, 2011. Following the completion of the Merger, the NYSE filed the Form 25. The Form 25 will become effective ten days after its filing and the Company expects to file a Form 15 with the SEC to deregister the Common Stock on that date. The filing of the Form 15 by the Company will terminate its reporting obligations under the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2011	GRAHAM PACKAGING COMPANY INC.

	By:	/s/ David W. Bullock
	Name:	David W. Bullock
	Title:	Chief Financial Officer